Exhibit 10.3

The undersigned:

1.                          PHILIPS ELECTRONICS NEDERLAND B.V., acting herein under the name “EXPLOITATIEMAATSCHAPPIJ PHILIPS HIGH TECH CAMPUS,” having a principal place of business in (5656 AA) Eindhoven at Prof. Holstlaan 100, Building HTC, for the purposes of this transaction represented by Mr. C.H.L. van der Linden and Mr. J. Wilkes in their capacity as managing directors of the company under its articles and in their capacity as special authorized representatives of this company, hereinafter referred to as “Lessor,”

and

2.                          PHILIPS SEMICONDUCTORS B.V., acting herein for the account and risk of Philips Semiconductors-SLE, having its principal place of business in (5656 AA) Eindhoven at Prof. Holstlaan 4, for the purposes of this transaction represented by Mr. J. Lobbezoo and Mr. T. Claasen, hereinafter referred to as “Lessee,”

whereas:

•                             Lessor wishes to lease the office/business premises referenced hereinafter to Lessee, and Lessee wishes to lease the office/business premises referenced hereinafter from Lessor;

•                             Lessor derives its authority to lease out said premises from a leasing agreement that it has entered into with Tetona Investments B.V., with registered office in Amsterdam;

•                             Unless context indicates otherwise, references in the present agreement to leasing between the parties shall be understood as denoting subleasing;

•                             The parties wish to set forth their arrangements concerning this leasing in writing.

do hereby agree to the following:

1.                         The Leased Property, Intended Purpose and Use

1.1                    The present leasing agreement relates to the office/business premises with a leasable floor area (“v.v.o.”) of 5,805 m2, which has been constructed at Prof. Holstlaan in Eindhoven and is also referred to as “Building WDN,” in both respects in accordance with the site plan and other plans attached as Annex 2, with which the parties are sufficiently acquainted, hereinafter referred to as “the leased property,” with 130 parking spaces in a parking garage on the Philips High Tech Campus to be further specified.

1.2                    The leased property may be used exclusively as office/business premises, research and/or development premises, or laboratories.

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1.3                    Lessee is not permitted, without the prior written content of Lessor, to use the leased property for any purpose other than as described in Sec. 1.2.

1.4                    The maximum permitted load on the floor(s) of the leased property is 400 kilograms per square meter.

1.5                    After consultation with Lessee, Lessor’s site management is entitled to reduce the number of parking spaces allotted to Lessee, if a change in the expected number of parking spaces needed for the users of the Philips High Tech Campus constitutes reasonable cause to do so. The rental fee for the leased property shall in that case be lowered by €919 per parking space per year for each parking space by which Lessee’s allotment is reduced. If at any time Lessee uses more or fewer parking spaces than the amount to which it is entitled under the terms of the present agreement (“actual overuse” or “actual underuse”), then it shall be charged an amount of €919 per actually overused parking space per year or be given a discount of €919 per actually underused parking space per year, or, if the actual overuse or actual underuse occurs for a period longer or shorter than one year, an amount prorated to the duration of the actual overuse or actual underuse, all as further stipulated in the regulations of the Philips High Tech Campus, to be approved by the Managing Board, on which one or more representatives of Lessor and one or more representatives of Lessee shall hold seats.

2.                         Terms and Conditions

2.1                    The following are integral parts of the present agreement:

(i)                       the “General Stipulations of Leasing Agreements for Office Premises and Other Business Premises Not Subject to Article 7A (1624) of the Civil Code,” filed at the Office of the District Court in The Hague on February 29, 1996 and registered there under No. 34/1996, hereinafter referred to as the “General Stipulations”;

(ii)                    the appendix to the present agreement contained in Annex 6 to the present agreement, hereafter referred to as the “Appendix”;

(iii)                 the annexes to the present agreement.

The parties are acquainted with the contents of the General Stipulations, the Appendix, and the annexes. Lessee has received a copy thereof and declares its acceptance thereof upon signing the present agreement.

2.2                    The stipulations of Sec. 2.1 apply insofar as not provided otherwise in the present agreement or unless the application thereof with respect to the leased property is not possible.

3.                         Term, Duration, and Termination

3.1                    The present agreement enters into force on June 21, 2002, hereinafter referred to as the “effective date.” Notwithstanding the provisions of Stipulations 17.1-17.3 of the “General Stipulations,” Lessee is obligated to accept leasing of the leased property and the appurtenant parking spaces effective from June 21, 2002, hereafter referred to as the “date of delivery,” and Lessor is obligated, effective from the date of delivery, to provide leasing of the leased property and the

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appurtenant parking spaces. If the leased property is not available on the date of delivery, Lessor shall, with due regard for Lessee’s reasonable interests, set a new date that shall replace the date of delivery and shall also be referred to hereinafter as the “date of delivery.”

3.2                    The present agreement ends, without any notice requirement, on June 21, 2007 (hereinafter referred to as the “end date”), unless the agreement is extended or has been previously terminated pursuant to the terms of the present agreement. Lessor shall notify Lessee at least six months prior to the end date whether the agreement can be extended. If the present agreement has been extended pursuant to the terms of the agreement, it ends, without any notice requirement, on the last day of the extension period, unless the agreement is again extended or has been previously terminated pursuant to the terms of the present agreement.

3.3                    If Lessor in any way obtains the authority to lease the leased property and the appurtenant parking spaces to Lessee after the end date, the present agreement shall, if so requested by Lessee, be extended for the duration of the period for which Lessor has obtained said authority. Both Lessor and Lessee can, however, limit said extension to a period of five years. In the event of any extension of the present agreement, Lessor and Lessee shall decide on a new rental fee by mutual consent, with said rental fee to be in conformity with market conditions. However, the rental fee shall in all instances be adequate to cover Lessor’s reasonable costs arising from the acquisition, use, administration, and preservation of the aforesaid authority, said costs expressly including but not limited to the financing costs and/or rental fees incurred by Lessor with respect to the leased property and the appurtenant parking spaces. Lessor and Lessee shall enter into consultation concerning a further extension of the  present agreement no later than six months prior to the end of the extension period.

Lessor shall make every commercially reasonable effort to obtain the authority referred to in the first sentence of this section under terms and conditions convenient to Lessor.

3.4                    Lessor is entitled to effect premature termination of the present agreement, with notice:

(i)                       effective from the date on which its authority to lease the leased property and the appurtenant parking spaces to Lessee ends;

(ii)                    if a circumstance as specified in Stipulation 7 of the “General Stipulations” arises; or

(iii)                 if Lessee is no longer a subsidiary of Koninklijke Philips Electronics N.V. within the meaning of Article 24a, Book 2, of the Civil Code.

Premature termination of the present agreement by Lessee is not possible. Insofar as Lessor has granted its advance, written, express consent thereto, Lessee has the authority to substitute a third party in its stead, in whole or in part, with respect to the present agreement. Lessor shall not withhold its consent on unreasonable grounds nor attach unreasonable conditions to its consent to the substitution. At Lessee’s request, Lessor shall make every commercially reasonable effort to find a third party for the aforesaid substitution. Any costs incurred through such efforts shall be

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borne by Lessee, if approved in advance and in writing by Lessee.

3.5                    Notice as referred to in Sec. 3.4 shall be effected by way of writ or by registered mail.

4.                         Payment Obligation, Payment Period

4.1                    Lessee’s payment obligation arising from the present agreement comprises:

•                            the rental fee (said fee being inclusive of the fee for leasing the parking spaces named in Sec. 1)

•                            the value-added tax owed on this rental fee or an amount corresponding thereto, in accordance with and with due regard for the provisions of Stipulations 15.2 and 15.3 of the General Stipulations, provided that the parties have agreed to a rental fee subject to value-added tax

•                            compensation for the user-specific investments as referred to in Sec. 9.6.

4.2                    The annual rental fee is €1,049,316 (one million forty-nine thousand three hundred sixteen euros). This amount is derived as the total of €160.18 per square meter of v.v.o. per year for the leased property plus €919 per parking space per year.

4.3                    The rental fee is adjusted one year after the effective date in the first instance, and subsequently as of February 1 of each year, in accordance with Stipulations 4.1 and 4.2 of the “General Stipulations,” on the understanding that the consumer price index series CPI-Employees Low (1990=100) is replaced by the consumer price index series CPI-Employees Low (1995=100).

4.4                    The fees for additional facilities and services are determined in accordance with Stipulation 12 of the “General Stipulations.” Such fees shall be subject to a system of advance payments with settlement at a later date, as indicated there.

4.5                    The payments to be made to Lessor by Lessee are due in lump sums payable in advance for successive payment period(s) as indicated in Sec. 4.6 and must be paid in full prior to or on the first day of the period to which the payments relate.

4.6                    The rental fee per payment period of one calendar month is €87,443.00. The rental fee per year is €1,049,316.00. These amounts are exclusive of value-added tax.

4.7                    In view of the effective date of the lease, the first payment period relates to the period from the date of delivery through the last day of the respective calendar month. The amount owed for that period shall be prorated according to the number of days in that period. Lessee shall pay that amount, plus any value-added tax owed thereon, prior to the date of delivery.

4.8                    The leasable floor area named in Sec. 1.1 has been determined in accordance with the

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measurements indicated in the Measurement Certificate prepared in conformity with NEN 2580, Elta J. Class. Adjustments between Lessee and Lessor for under- or over-measurement of the leased property are barred.

5.                         Value-Added Tax

5.1                    The parties agree that Lessor shall charge Lessee no value-added tax on the rental fee if they belong to the same VAT tax entity. If Lessor and Lessee cease to belong to the same VAT tax entity, Annex 5 shall apply immediately.

6.                         Facilities and Services

6.1                    The Philips High Tech Campus shall offer a number of centrally provided additional facilities and services for all lessees. These are facilities and services that are of interest to all lessees and are not business-specific, such as catering, security, landscaping, etc. The Philips High Tech Campus site management and Lessee shall in due course enter into consultation concerning additional facilities and services to be utilized by Lessee by way of the consultation body established for this purpose, known as the “Managing Board.”

6.2                    If specific facilities and/or services on the so-called Central Strip of the Philips High Tech Campus are provided or offered, Lessee is immediately barred from (further) offering, directly or by way of third parties, these or comparable facilities and/or services on the High Tech Campus to its employees whose normal workplace is on the Philips High Tech Campus.

6.3                    Lessee and the Philips High Tech Campus site management shall enter into further agreements concerning the terms and conditions of facilities and services as referred to in Sec. 6.1 and 6.2. The fees to be charged to Lessee shall be determined in conformity with market conditions.

7.                         Bank Guarantee

7.1                    Contrary to Stipulation 8 of the “General Stipulations,” Lessee is not obligated to furnish a bank guarantee to Lessor.

8.                         Coordination

8.1                    Lessor designates as its agent for performance of the present agreement the Philips High Tech Campus site management, which shall act on its behalf.

9.                         Special Stipulations

9.1                    Substantive alterations in the leased property require the advance written approval of Lessor.

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9.2                    Notwithstanding the authorities to terminate the present agreement that Lessor may hold under the provisions of Sec. 3.4 (iii) of the agreement, the parties agree that if Lessee ceases to belong to the tax entity for value-added tax to which Lessor and Lessee belong at the time when the agreement is entered into, then they, if Lessor fails to exercise its authority to terminate the present agreement as described hereinabove, effective from the time at which Lessee ceases to belong to the tax entity as referred to hereinabove, shall enter into a new leasing agreement with respect to the leased property and the appurtenant parking spaces:

(i)                       in which it is stipulated that the rental fee shall be subject to value-added tax;

(ii)                    that shall incorporate the stipulations as attached to the present agreement as Annex 5;

(iii)                 whereby said agreement shall be substantively identical to the present agreement, except that Sec. 7 of the present agreement shall be replaced by a new Sec. 7 reading as follows: “The bank guarantee referred to in Stipulation 8.1 of the “General Stipulations” shall be in an amount equivalent to six times the rental fee for the leased property per month plus the costs of the additional facilities and services over that same period, as stipulated in the agreement that the present agreement replaces and at the time immediately preceding the time at which the present agreement replaces the previous agreement”; and

(iv)                in which it is stipulated that the present agreement is terminated effective from the date on which the new agreement enters into force.

9.3                    The October 1998 report by DNV B.V. concerning the exploratory soil study and the March 1999 report by Oranjewoud B.V. (Document No. 947051772) concerning the soil study are deemed the environmental study whose performance is required prior the start of the present agreement, as referred to in Stipulation 2.6.1 of the General Stipulations.

9.4                    With the prior written consent of Lessor, Lessee has the right, with due regard for locally applicable ordinances and other regulations, to place advertising materials on, in, near, or alongside the leased property. Lessor shall not exercise its right to place advertising materials on and/or alongside the leased property as referred to in the “General Stipulations.”

Lessor shall grant or deny written consent in conformity with the policy pertaining thereto, to be established as appropriate by the steering committee.

9.5                    The following elements of Stipulations 9.2.1 and 9.2.4 of the “General Stipulations” are considered altered:

(i)                       the following is added to the stipulation under 9.2.1 (c): “insofar as mounted on the interior of the leased property and subject to renovation owing to normal wear and tear”;

(ii)                    the following is added to the stipulation under 9.2.1 (d): “subject to renovation owing to normal wear and tear”;

(iii)                 in the stipulation under 9.2.1 (g), the parentheses around “and renovation of small components” are disregarded;

(iv)                in the stipulation under 9.2.4, the phrase “and the cleaning of ventilation conduits is

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disregarded.”

Costs of maintenance, repair, and renovation that are not borne by Lessee pursuant to the stipulations of (i) through (iv) shall be borne by Lessor.

9.6                    Notwithstanding the provisions of Stipulation 5.1 of the “General Stipulations,” with respect to the so-called user-specific investments made by Lessor on behalf of Lessee as further specified in Annex 7 to the present agreement, the interest and repayment of principal on said user-specific investments shall be paid by Lessee in the form of an annual payment over the term of the present agreement, due each January 1, of €310,829.00, this being the annual annuity for interest and repayment of principal for said user-specific investments calculated with a term of 15 years and an interest rate of 7% per annum paid in arrears. At the end of the present leasing agreement, unless Lessor is at fault for termination, the cash value—calculated at an interest rate of 7% per annum paid in arrears—of the remaining annual annuities—over the period of 15 years after the date of delivery—shall be payable immediately and in full by Lessee to Lessor. If a subsequent owner or lessee wishes to retain user-specific investments in the leased property. Lessee’s obligation to remove user-specific investments at the end of the leasing agreement expires and any compensation paid for them by the subsequent owner or lessee shall be for the benefit of Lessee.

9.7                    The present agreement supersedes all prior arrangements made between Lessee and Lessor with respect to the subject matter of the present agreement (including all appurtenant annexes).

Made and subscribed in duplicate

Place: Date:		Place: Eindhoven Date: 9-26-2002

Philips Semiconductors B.V.		Philips Electronics Nederland B.V.

[signature]		[signature]

J. Lobbezoo	T. Classen	J. Willed	C.H.L van der Linden

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